SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Court Street Trust
(Name of Registrant as Specified In Its Charter)

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Important Proxy Materials

PLEASE CAST YOUR VOTE NOW!

Spartan® Connecticut Municipal Income Fund
Spartan Florida Municipal Income Fund
Spartan New Jersey Municipal Income Fund

Dear Shareholder:

I am writing to let you know that a special meeting of shareholders of the Fidelity funds mentioned above will be held on November 13, 2002. The purpose of the meeting is to vote on several important proposals that affect the funds and your investment in them. As a shareholder, you have the opportunity to voice your opinion on the matters that affect your funds. This package contains information about the proposals and the materials to use when voting.

Please read the enclosed materials and cast your vote. Please vote your shares promptly. Your vote is extremely important, no matter how large or small your holdings may be.

All of the proposals have been carefully reviewed by the Board of Trustees. The Trustees, most of whom are not affiliated with Fidelity, are responsible for protecting your interests as a shareholder. The Trustees believe these proposals are in the best interests of shareholders. They recommend that you vote for each proposal.

The following Q&A is provided to assist you in understanding the proposals. Each of the proposals is described in greater detail in the proxy statement mailed to you a few weeks ago.

Voting is quick and easy. Everything you need is enclosed. To cast your vote, simply complete the proxy card(s) enclosed in this package. Be sure to sign the card(s) before mailing it in the postage-paid envelope. You may also vote your shares by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card(s), enter the control number found on the card(s), and follow the recorded or online instructions.

If you have any questions before you vote or would like to request another copy of a proxy statement, please call Fidelity at 1-800-544-3198. We'll be glad to help you get your vote in quickly. Thank you for your participation in this important initiative.

Sincerely,

Edward C. Johnson 3d

Chairman and Chief Executive Officer

Q&A: Fidelity Court Street Trust

Q: Has the fund's Board of Trustees approved each proposal?

Yes. The Board of Trustees has unanimously approved all of the proposals and recommends that you vote to approve them.

Q: How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you own of a fund on the record date. The record date was September 16, 2002.

Q: How do I vote my shares?

You can vote your shares by completing and signing the enclosed proxy card(s) and mailing it in the enclosed postage paid envelope. You may also vote by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card(s), enter the control number found on your card(s), and follow the recorded or online instructions. If you need assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity 1-800-544-3198.

Q: How do I sign the proxy card?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."

Proposal 1: To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.

Q: How would this proposal affect the funds?

The same Board of Trustees oversees the activities of all of Fidelity's mutual funds. Essentially, by approving this proposal, shareholders would be affirming that the Trustees' service on the Boards of other Fidelity funds does not disqualify them from evaluating certain kinds of litigation. Although the Board has full authority to adopt this amendment without shareholder vote (and they did so in September 2000), they believe that fund shareholders should decide whether they wish to "continue the effectiveness" of this provision.

Proposal 2: To authorize the Trustees to increase the maximum number of Trustees.

Q: Why are you suggesting to increase the maximum number of Trustees?

Proposal 2 if adopted will allow the Trustees to increase the maximum number of Trustees on the Board from 12 to 14, which will give the Board more flexibility to organize itself and its committees and enhance its flexibility in organizing its responsibilities for oversight of the Fidelity funds. In another shareholder proposal (Proposal 5 discussed below), you are being asked to vote for 13 Trustees, which means the Board will still have the authority to appoint another person to the Board in the future without another shareholder vote if they find a suitable candidate.

Proposal 3: To authorize the Trustees to clarify the scope of the Trustees' authority regarding mergers, consolidations, incorporations, and reorganizations.

Proposal 4: To authorize the Trustees to enter into management contracts on behalf of a new fund.

Q: What are the proposed changes to the Declaration of Trust?

Proposal 3 if adopted will clarify the Trustees' authority to approve certain types of mergers, consolidations, incorporations, and reorganizations. The Trustees already have this authority with respect to the trust itself and each of its funds, and this change would extend this authority to classes of the funds.

Proposal 4 if adopted will amend the current Declaration of Trust to allow the Trustees the flexibility to alter each fund's management contract with FMR, to the extent the 1940 Act, or other rules or orders might permit in the future. The current Declaration of Trust requires the vote of a majority of the outstanding voting securities of a fund initially to approve a contract.

Adoption of the new Declaration of Trust will not alter the Trustees' existing fiduciary obligations, nor will it result in any change in the investment policies described in each fund's current prospectus.

Proposal 5: To elect a Board of Trustees.

Q: Why do shareholders need to elect a Board of Trustees?

The Trustees serve as fund shareholders' representatives. Members of the Board are fiduciaries and have an obligation to serve in the best interests of shareholders. Among their various duties, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the funds. Shareholders are periodically asked to elect the Trustees that represent them.

Proposal 6: To amend each fund's fundamental investment limitation concerning underwriting.

Q: How would changing the fundamental investment limitation concerning underwriting affect each fund?

Adoption of this proposal is not expected to affect the way in which each fund is managed.

The Investment Company Act requires that mutual funds adopt a policy regarding underwriting and further requires that the policy be fundamental (changeable only by shareholder vote). Underwriting basically means buying securities directly from an issuer with the intention of reselling them to the public. Fidelity funds purchase shares of other investment companies for investment purposes, not to resell those shares to the public.

The primary purpose of the proposal is to clarify that each fund is not prohibited from investing in other investment companies.

Proposal 7: To amend each fund's fundamental investment limitation concerning lending.

Q: How would changing the fundamental investment limitation concerning lending affect each fund?

Adoption of this proposal is not expected to affect the way in which each fund is managed.

The Investment Company Act requires that mutual funds adopt a policy regarding making loans to other persons and further requires that the policy be fundamental (changeable only by shareholder vote). The extent to which a mutual fund reserves the right to lend must be disclosed in its prospectus and/or statement of additional information.

Each fund's investment limitation explicitly does not apply to, among other things, the purchase of debt securities. While the term "debt securities" is commonly understood to include corporate bonds, government securities, and mortgage and other asset-backed securities, we believe that the term also includes loans and loan participations. The amendment clarifies that along with investments in other types of debt securities, investments in loans, loan participations and other forms of debt instruments also are excluded from this limitation.